Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of September 30, 2019, Valvoline Inc. (“Valvoline,” “we,” “us,” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Common Stock

DESCRIPTION OF COMMON STOCK

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (“Articles of Incorporation”) and our Amended and Restated By-laws (“By-laws”), which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to carefully review our Articles of Incorporation, our By-laws and the applicable provisions of the Kentucky Business Corporation Act (“KBCA”), for additional information.

Authorized Capital Stock

Our authorized capital shares consist of 400,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”) and 40,000,000 shares of preferred stock, no par value (“Preferred Stock”). The outstanding shares of our Common Stock are fully paid and nonassessable.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters to be voted on by such holders, including the election of directors; provided, however, that, except where required by law, holders of our Common Stock are not entitled to vote on any amendment to our Articles of Incorporation relating solely to the terms of one or more outstanding series of Preferred Stock. Holders of our Common Stock are not entitled to cumulative voting rights.

Dividend Rights

Subject to the rights of the holders of outstanding shares of Preferred Stock, if any, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors, in its discretion, out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to the rights of the holders of outstanding shares of Preferred Stock, if any, holders of our Common Stock will share ratably in all assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, either voluntary or involuntary.

Other Rights and Preferences

Holders of our Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to our Common Stock.

Certain Anti-Takeover Provisions of our Articles of Incorporation, By-laws and Kentucky Law

Certain provisions in our Articles of Incorporation, By-laws and under Kentucky law may have the effect of delaying, deferring or preventing a change in control of Valvoline that our shareholders may consider favorable.

These provisions include:

•Our Articles of Incorporation authorize our Board of Directors to issue shares of preferred stock and set the voting powers, designations, preferences and other rights related to that preferred stock without shareholder approval. Any such designation and issuance of shares of preferred stock could delay, defer or prevent any attempt to acquire or control us.

•Our Articles of Incorporation and By-laws limit the ability of our shareholders to remove directors without cause, change the authorized number of directors and fill director vacancies. These provisions may make it more difficult for our shareholders to change the composition of our Board of Directors.

•Our Articles of Incorporation and By-laws do not provide for cumulative voting. Accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.

•Our By-laws require shareholders to provide advance notice in order to raise business or make nominations at shareholders’ meetings, which could have the effect of delaying shareholder action until the next shareholders’ meeting that is favored by the holders of a majority of our outstanding voting securities or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

•Our Articles of Incorporation limit the ability of shareholders to adopt, amend or repeal our By-laws and to amend or repeal certain provisions in our Articles of Incorporation.

•Our Articles of Incorporation and Section 271B.12 of the KBCA prevent us from engaging in certain business combinations with an interested shareholder (generally defined as a beneficial owner of 10% or more of our outstanding voting power) for a period of five years after the date such shareholder became an interested shareholder, unless certain procedures are followed or certain conditions are satisfied.

Transfer Agent and Registrar

EQ Shareowner Services serves and the transfer agent and registrar for our Common Stock.

Exchange Listing

Our Common Stock is traded on the New York Stock Exchange under the symbol “VVV.”